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EXHIBIT 21

SUBSIDIARIES OF ENDOCARDIAL SOLUTIONS, INC.

        The Company's consolidated subsidiaries are shown below, together with the percentage of voting securities owned and the state or jurisdiction of each subsidiary:

Subsidiaries	Percentage of Outstanding Voting Securities Owned
Endocardial Solutions N.V./S.A. (Belgium)	99.9%

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  EXHIBIT 21
SUBSIDIARIES OF ENDOCARDIAL SOLUTIONS, INC.